State of Delaware
Secretary of State
Division of Corporations
Delivered 12:34 PM 12/10/2019
FILED 12:34 PM 12/10/2019
SR 20198539826 - File Number 4988217

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
ENDONOVO THERAPEUTICS, INC.

The undersigned officer of Endonovo Therapeutics, Inc. (the "Corporation") does hereby certify as follows:

1. The name of the Corporation is Endonovo Therapeutics, Inc.

2. The certificate of incorporation of the Corporation is hereby amended by adding the following subsection (e) to Article Fourth Paragraph 2:

(d) Effective upon FINRA establishing an effective date for a 1,000 into 1 reverse stock split that the Board and the holders of a majority of voting power of the Corporation approved on October 28, 2019, each one thousand (1,000) shares of the Corporation's common stock issued and outstanding shall be changed, without any further action, into one (1) fully paid and non- assessable share of the Corporation's common stock. No fractional shares will be issued as a result of this change in the Corporation's common stock, but, instead any fractional share held by a holder of issued and outstanding common stock as a result of this change shall be rounded up to the nearest whole number of shares.

3. The foregoing Amendment of the Certificate of Incorporation was duly approved by the Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereby was duly adopted by the affirmation vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 10th day of December 2019,

____

Alan Collier, CEO